Exhibit. 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-856-8200
January 11, 2005

D.R. HORTON, INC. REPORTS A 31% INCREASE IN NET SALES ORDERS FOR THE FIRST QUARTER OF FISCAL YEAR 2005

     FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI) Tuesday (January 11, 2005) reported record first quarter net sales orders. Net sales orders for the quarter ended December 31, 2004 increased 31% to $2.7 billion (9,901 homes) compared to $2.0 billion (8,234 homes) for the same quarter of fiscal year 2004.

     Donald R. Horton, Chairman of the Board, said, “We are extremely pleased that every region reported increased sales. Our continued sales momentum and strong backlog position the Company for another record year in fiscal 2005.”

     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 43,000 homes in its fiscal year ended September 30, 2004. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 63 markets in 21 states in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $80,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s sales momentum and strong backlog at December 31, 2004 positioning the Company for another record year in fiscal 2005. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; warranty and product liability claims; our substantial debt; governmental regulations and environmental matters; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

D.R. HORTON, INC.
($ in millions)

NET SALES ORDERS

	Quarter Ended December 31,
	2003		2004
	Homes	$	Homes	$
Mid-Atlantic	715	$166.7	1,037	$276.9
Midwest	411	125.2	429	124.8
Southeast	1,173	251.6	1,759	410.6
Southwest	3,280	554.8	3,938	738.8
West	2,655	935.4	2,738	1,104.6

Total	8,234	$2,033.7	9,901	$2,655.7

WEBSITE ADDRESS: www.DRHORTON.com